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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. _)*



                          IRI International Corporation
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                    45004F10
                                 (CUSIP Number)



--------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 pages
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CUSIP No. 45004F10                     13G             Page   2   of   4   Pages

     1      NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

            Nader Ansary

     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)/ /
                                                      (b)/ /

     3      SEC USE ONLY


     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America

               NUMBER OF                      5       SOLE VOTING POWER
                 SHARES                               3,000,000
              BENEFICIALLY
                OWNED BY
                  EACH
               REPORTING
              PERSON WITH

                                              6       SHARED VOTING POWER

                                                      None

                                              7       SOLE DISPOSITIVE POWER

                                                      3,000,000

                                              8       SHARED DISPOSITIVE POWER

                                                      None

     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,000,000

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                               / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.6%

    12      TYPE OF REPORTING PERSON*

            IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 4 pages
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ITEM 1(a).    NAME OF ISSUER:
              IRI International Corporation

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              1000 Louisiana
              Suite 5900
              Houston, Texas 77002

ITEM 2(a).    NAME OF PERSON FILING:
              Nader Ansary

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: c/o IRI International Corporation
              1000 Louisiana
              Suite 5900
              Houston, Texas 77002

ITEM 2(c).    CITIZENSHIP:
              United States of America

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:
              Common Stock, $.01 Par Value

ITEM 2(e).    CUSIP NUMBER:
              45004F10

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
              Not applicable

ITEM 4.       OWNERSHIP.

              (a)  AMOUNT BENEFICIALLY OWNED:
                   3,000,000

              (b)  PERCENT OF CLASS:
                   7.6%

              (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


              (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                   3,000,000

              (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE




              (iii)SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                   3,000,000

              (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                   None

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
              Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable


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ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
              Not applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.
              Not applicable

ITEM 10.      CERTIFICATION.

              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  2/12/98
                           -----------------------------------------------------
                                                  (Date)

                                             /s/ Nader Ansary
                           -----------------------------------------------------
                                                (Signature)


                                               Nader Ansary
                           -----------------------------------------------------
                                               (Name/Title)


                                Page 4 of 4 pages